Exhibit 99.1

POMEROY IT SOLUTIONS ANNOUNCES RESTATEMENT OF FINANCIAL STATEMENTS – NO IMPACT ON NET INCOME OR EARNINGS PER SHARE

Hebron, KY – December 23, 2008 – Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) a technology and services solution provider, today announced that it will restate its consolidated financial statements for the fiscal years ended January 5, 2008, 2007, and 2006, in order to correct certain classification errors.

On December 17, 2008, the Audit Committee of Pomeroy IT Solutions, Inc.(the "Company"), concluded that the previously issued financial statements for the fiscal years ended January 5, 2008, 2007 and 2006 as reported in the Form 10-K should no longer be relied upon due to classification errors. The restatement of the Company’s consolidated financial statements for such fiscal periods will have no effect on previously reported net income and earnings per share, but will reflect the correction of two specific classification errors.

The Company previously disclosed the change in its accounting treatment for cash flows from floor plan financing arrangements and denoted its re-classification of certain payroll related expenses from operating expenses to cost of sales in its financial report for the third quarter ended October 5, 2008.

“The Company has already undertaken efforts to correct the classification errors on a prospective basis, as evidenced by the disclosures contained in our most recent quarterly financial report, and the institution of the corrections on a retrospective basis will have no impact on the Company’s historical net income results and earnings per share,” commented Craig Propst, the Company’s Chief Financial Officer.

“Accurate and intuitive financial reporting is paramount to our Company and a part of our pledge to our shareholders. Therefore, we view this corrective measure as a means to ensuring that our shareholders are provided with a more seamless ability to analyze our comparable consolidated financials from prior periods,” Mr. Propst added.

The Company is in the process of completing a comprehensive review of these reclassifications and updating its Form 10-K in its entirety to reflect these reclassifications. The Company expects to file an amended annual report on Form 10-K for the 2007 fiscal year ended January 5, 2008 Form 10-K on or before January 30, 2009.

About Pomeroy IT Solutions, Inc.
Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to.

Forward-Looking Statements
Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements.  These statements are related to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our markets’ actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward looking statements.   These risks and other factors you should specifically consider include but are not limited to:  successful completion of share repurchase authorizations; changes in customer demands or industry standards; existing market and competitive conditions, including the overall demand for IT products and services; the nature and volume of products and services anticipated to be delivered; the mix of the products and services businesses; the type of services delivered; the ability to successfully attract and retain customers and to sell additional products and service to existing customers; the ability to timely bill and collect receivables; the ability to maintain a broad customer base to avoid dependence on any single customer; the need to successfully attract and retain outside consulting services; the ability to identify and successfully integrate new acquisitions by the Company; terms of vendor agreements and certification programs and the assumptions regarding the ability to perform there under; the ability to implement the Company’s best practices strategies; the ability to manage risks associated with customer projects; adverse or uncertain economic conditions; loss of key personnel; litigation; and the ability to attract and retain technical and other highly skilled personnel.  In some cases, you can identify forward-looking statements by such terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, “projects”, “intends”, “prospects”, “priorities”, or negative of such terms or other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.

Contact:
Craig Propst, CFO, Senior Vice President & Treasurer
(859) 586-0600 x1838
cpropst@pomeroy.com